Exhibit 10.18

August 4, 2006

Ms Lynn Atchison

Via email: latchison@austin.rr.com

Re:	Offer of Employment with HomeAway Inc.

Dear Lynn:

On behalf of HomeAway Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its Chief Financial Officer (CFO). In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be August 21, 2006, or such other date as you and the Company agree to in writing.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of a resignation, we ask that you give the Company at least two weeks’ notice.

2. Compensation. The Company will pay you a salary at the rate of $175.000.00 per annum in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You are also eligible to receive a bonus of up to 30% of your annual compensation based upon Board approval of the bonus and in accordance with the annual bonus policies in place each year.

3. Stock Option. Subject to approval by the Company’s Board of Directors and your execution of a related stock option agreement (the “Stock Option Agreement”), you will be granted an option to purchase 175,000 shares pursuant to the Company’s 2004 Stock Plan (the “Stock Plan”), of the Company’s Common Stock at the fair market value on the date the Board of Directors approves the option grant. The option will be immediately exercisable, but any purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. One-fourth (1/4th) of the shares subject to any option will vest on the first anniversary of your employment with the Company and an additional one forty-eighth (1/48th) of the total number of such shares will vest on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, until all the shares are vested, subject to your continued employment with the Company on any such date.

4. Accelerated Vesting upon Change of Control. If the Company is subject to a Change of Control (as defined in the Stock Plan) and your employment is terminated due to such Change of Control, then the option referenced in paragraph 3 above shall become vested and exercisable as to an additional number of shares representing fifty percent (50%) of the number of shares that remain subject to vesting as of the effective date of the Change of Control. If your employment is terminated without Cause within one (1) year of a Change of Control, then the option referenced in paragraph 3 above shall become vested and exercisable as to all remaining shares. For purposes of this paragraph 4, “Cause” shall mean (a) your commission of a felony or other criminal act, (b) gross misconduct, (c) gross negligence in the performance of your duties to the Company (after having received fifteen 15 days written notice and opportunity to cure), (d) commission of any act of fraud with respect to the Company, or (e) material breach of the EPIA (defined below) between you and the Company.

6. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

7. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

8. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of employee proprietary information agreement (the “EPIA”).

9. General. This offer letter, the EPIA and the Stock Option Agreement (if approved by the Board of Directors) covering the grant described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the EPIA and the Stock Option Agreement, the terms and provisions of the EPIA and the Stock Option Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed EPIA.

Sincerely,

HomeAway Inc.

By:	/s/ Brian Sharples
Brian Sharples, CEO

AGREED TO AND ACCEPTED:

/s/ Lynn Atchison
Lynn Atchison